Exhibit 99.2

PeopleString Partners with Vertro’s ALOT App Platform to Drive Online Distribution

RED BANK, N.J., April 26, 2011: PeopleString Corporation (OTCBB: PLPE) announced today that it has partnered with ALOT, a division of Vertro, Inc. (NADAQ:VTRO) to distribute its new PeopleDeals social coupon platform. Under the terms of the agreement, ALOT will promote a specially designed PeopleDeals app, currently being developed by PeopleString, to millions of existing ALOT users, as well as its prospective users as part of its ongoing online marketing program. In 2010, ALOT spent $23 million marketing its toolbars and apps to consumers online.

 “PeopleDeals is an innovative new entrant to the burgeoning world of online coupons,” commented Peter Corrao, Vertro’s President and CEO. “The Company’s ‘shareItUp’ technology is highly viral and makes this app a great fit for both our existing user base, and the millions of new consumers we reach every year through our online marketing program.”

About PeopleString Corporation

About PeopleString Corporation

PeopleString Corporation (OTCBB: PLPE) creates technologies that empower consumers to leverage their social networks to capitalize on the best national and local deals. PeopleString's patent pending "shareItUp" technology harnesses the power of social media to create coupons that go up in value when shared and rewards loyal customers who share their favorite merchants with others. PeopleString also offers patent pending "Insta Portal" technology which allows users to import pieces of their favorite websites into their own PeopleString homepage. For more information, visit www.peoplestring.com and www.peopledeals.com.

About Vertro Inc

Vertro, Inc. (NASDAQ:VTRO - News) is an Internet company that owns and operates the ALOT product portfolio. Through ALOT, consumers can discover apps which they can display through three specific products: ALOT Appbar, ALOT Toolbar and ALOT Home. These apps are developed in-house and by third party app developers and are designed to enhance the way people interact with content online. ALOT has millions of users across its product portfolio. Together these users conduct high-volumes of type-in-search queries, which are monetized through third-party search and content agreements

Forward-Looking Statements

Statements about the future expectations of PeopleString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. PeopleString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, PeopleString Corporation's actual results could differ materially from expected results.